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                                  STECK-VAUGHN PUBLISHING CORPORATION
                                             EXHIBIT 11.1
                                 To Form 10-Q dated September 30, 1997
                                   CALCULATION OF EARNINGS PER SHARE
                           (amounts in thousands, except per share amounts)

                                                   Three Months Ended      Nine  Months Ended
                                                     September 30,            September 30,
                                                   1997         1996        1997         1996
                                                   ------------------     --------------------

   Net Income                                       $962      $4,346       $3,518     $2,167
                                                   ==================     ====================
   Common Stock:
        Shares outstanding from the beginning
           of the period                          14,499      14,329       14,345     14,318

        Shares issued,weighted for period held         4         -            116          7

        Assumed exercise of stock options using the
           treasury stock method                     121         104          113         94

        Purchase of treasury shares,
           weighted for period held                  -           -            (14)       -
                                                  -------------------     ------------------
        Weighted Average Shares Outstanding       14,624      14,433       14,560     14,419
                                                  ===================     ==================
        Earnings Per Share                         $0.07       $0.30        $0.24      $0.15
                                                  -------------------     ------------------

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